UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.2)*

Boise Inc.
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

09746Y105
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]	Rule 13d-1(b)

[X]	Rule 13d-1(c)

[_]	Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	09746Y105

1.	NAME OF REPORTING PERSONS

BAM Opportunity Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No.	09746Y105

1.	NAME OF REPORTING PERSONS

BAM Capital, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No.	09746Y105

1.	NAME OF REPORTING PERSONS

BAM Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No.	09746Y105

1.	NAME OF REPORTING PERSONS

Ross Berman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No.	09746Y105

1.	NAME OF REPORTING PERSONS

Hal Mintz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No.	09746Y105

Item 1.	(a).	Name of Issuer:

Boise Inc.

(b).	Address of issuer's principal executive offices:

1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-7000

Item 2.	(a).	Name of person filing:

BAM Opportunity Fund, L.P. BAM Capital, LLC BAM Management, LLC Ross Berman Hal Mintz

(b).	Address or principal business office or, if none, residence:

BAM Opportunity Fund, L.P., c/o BAM Management, LLC
BAM Capital, LLC, c/o BAM Management, LLC
Ross Berman, c/o BAM Management, LLC
Hal Mintz, c/o BAM Management, LLC
BAM Management, LLC
10 Mountainview Road, Suite 205
Upper Saddle River, New Jersey 07458

(c).	Citizenship:
BAM Opportunity Fund, L.P. - Delaware, U.S.A. BAM Capital, LLC - Delaware, U.S.A. BAM Management, LLC – Delaware, U.S.A. Ross Berman - U.S.A. Hal Mintz - U.S.A.

(d).	Title of class of securities:

Common Stock, $0.0001 par value (the “Common Stock”)

(e).	CUSIP No.:

09746Y105

Item 3.	If This Statement is filed pursuant to §§.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: BAM Opportunity Fund, L.P. – 0 BAM Capital, LLC – 0 BAM Management, LLC – 0 Ross Berman – 0 Hal Mintz - 0
(b)	Percent of class: BAM Opportunity Fund, L.P. – 0% BAM Capital, LLC – 0% BAM Management, LLC – 0% Ross Berman – 0% Hal Mintz - 0%

(c)	Number of shares as to which the person has:
	BAM Opportunity Fund, L.P.

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	BAM Capital, LLC

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	BAM Management, LLC

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	Ross Berman

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

Hal Mintz

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	0

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	0

This statement relates to Common Stock previously held by the BAM Opportunity Fund, L.P. (the “Partnership”) over which BAM Capital, LLC (the “General Partner”) and BAM Management, LLC (the “Investment Manager”) had discretionary trading authority at the time the Partnership held the Common Stock.  The managing members of the General Partner and the Investment Manager at the time the Partnership held the Common Stock were Ross Berman and Hal Mintz, who shared investment management duties at such time. The Partnership, the General Partner, the Investment Manager, Mr. Mintz and Mr. Berman are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 30, 2012
(Date)

BAM Opportunity Fund, L.P. By: Opportunity Fund GP, LLC its General Partner By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member
BAM Capital, LLC By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member BAM Management, LLC By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member

/s/ Ross Berman Ross Berman
/s/ Hal Mintz* Hal Mintz

*This Reporting Person disclaims beneficial ownership over the securities reported herein except to the extent of its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.  If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note.  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

EXHIBIT 1
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JOINT FILING AGREEMENT

       The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock of Boise Inc. is filed jointly, on behalf of each of them.

Dated:  January 30, 2012

BAM Opportunity Fund, L.P. By: Opportunity Fund GP, LLC its General Partner By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member
BAM Capital, LLC By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member BAM Management, LLC By: /s/ Hal Mintz Name: Hal Mintz Title: Managing Member

/s/ Ross Berman Ross Berman
/s/ Hal Mintz* Hal Mintz